Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

ROYALE MAKES 2010 EARNINGS ANNOUNCEMENT

Posts growth in revenue of 34.5%

San Diego, March 9, 2011 – Royale Energy, Inc. (NASDAQ:ROYL) today announced it earned $1,308,028 for 2010 compared to a loss of $2,197,143 in 2009, an improvement of $3,505,171. For shareholders this translates to $0.12 per share compared to a loss of $0.24 per share in 2009 on a fully diluted basis. These earnings represent the company’s best performance in five years.

Earnings growth was due to a 34.5% increase in revenue, from $8,625,585 in 2009 to $11,598,440 in 2010, while total expenses decreased 11.6% from 11,818,065 in 2009 to 10,441,909 in 2010.
Cash flow from operations reached $2,063,517 or $0.19 per share in 2010 on an increase of 8.8% in Oil & Gas sales. In addition, Royale’s total proved reserves jumped 24% in 2010, representing a 373% replacement of the years’ production.

“While these results are exciting,” notes Stephen Hosmer, “we look forward to 2011 when the full effect of our new wells begins to contribute.”

On September 25, 2010 the Goddard #1 was increased to its full potential, while the Goddard #2 was just placed into production in recent weeks. Drilling of the Hubbard well resulted in a determination that the well would not be commercially productive, while the Goddard #3 is still being evaluated. The Magnum well will begin production when pipeline installation is completed.

Setting the stage for the most aggressive drilling schedule in recent years, the company has committed to double its capital expenditure budget for 2011.

ROYALE ENERGY, INC.
STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 2010, 2009, AND 2008
	2010	2009	2008
Revenues:
Sale of Oil and Gas	$3,047,201	$2,800,557	$6,999,022
Turnkey Drilling	7,868,273	5,061,804	11,472,065
Supervisory Fees and Other	682,966	763,224	703,027

Total Revenues	$11,598,440	$8,625,585	$19,174,114

Costs and Expenses:
General and Administrative	4,001,370	3,546,816	4,382,462
Turnkey Drilling & Development	2,560,068	2,146,904	6,015,390

Lease Operating	1,221,904	1,415,970	2,906,325
Lease Impairment	500,144	1,935,861	15,691,348
Bad Debt Expense	43,153	255,478	567,521
Legal and Accounting	574,384	717,173	1,211,989
Marketing	621,531	810,147	1,160,999
Depreciation, Depletion and Amortization	919,355	989,716	4,148,415

Total Costs and Expenses	$10,441,909	$11,818,065	$36,084,449

Gain (Loss) on Sale of Assets	(3,310)	45,611	2,547,450

Income (Loss) from Operations	1,153,221	(3,146,869)	(14,362,885)

Other Income (Expense):
Interest Expense	(46,613)	(101,675)	(221,667)
Gain on sale of Marketable Securities	907,679	0	0

Income (Loss) Before Income Tax Expense	2,014,287	(3,248,544)	(14,584,552)
Income Tax Expense (Benefit)	706,259	(1,051,401)	(5,806,938)

Net Income (Loss)	$1,308,028	$(2,197,143)	$(8,777,614)

Basic Earnings Per Share:
Net Income (Loss) Available To Common Stock	$0.13	$(0.24)	$(1.06)

Diluted Earnings (Loss) Per Share	$0.12	$(0.24)	$(1.06)

Other Comprehensive Income
Unrealized Gain(Loss) on Equity Securities	$(1,907,999)	$1,352,465	$(303,870)
Less: Reclassification Adjustment for Losses (Gains) Included in Net Income	(907,679)	120,269	(71,994)

Other Comprehensive Income (Loss), before tax	(1,000,320)	1,232,196	(231,876)

Income Tax Expense (Benefit) Related to Items of Other Comprehensive Income	(323,757)	415,580	(91,823)

Other Comprehensive Income (Loss), net of tax	(676,563)	816,616	(140,053)

Comprehensive Income (Loss)	$631,465	$(1,380,527)	$(8,917,667)

The above is selected financial information that should be read in conjunction with the notes, and disclosures available in the company’s 10K filing.

About the Company
Headquartered in San Diego, Royale Energy, Inc. is an independent energy company. The company is focused on development, acquisition, exploration, and production of natural gas and oil in California, Texas and the Rocky Mountains. It has been a leading independent producer of oil and natural gas for over 20 years. The company’s strength is continually reaffirmed by investors who participate in funding over 50% of the company’s new projects. Additional information about Royale Energy, Inc. is available on its web site at www.royl.com.

“Forward Looking Statements”
In addition to historical information contained herein, this news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, subject to various risks and uncertainties that could cause the company’s actual results to differ materially from those in the “forward-looking” statements. While the company believes its forward looking statements are based upon reasonable assumptions, there are factors that are difficult to predict and that are influenced by economic and other conditions beyond the company’s control. Investors are directed to consider such risks and other uncertainties discussed in documents filed by the company with the Securities and Exchange Commission.

Contact:
Royale Energy, Inc.
Chanda Idano, Director of Marketing & PR
619-881-2800
chanda@royl.com
http://www.royl.com